Exhibit 99.1

Rackspace Technology Hires Bobby Molu as New Chief Financial Officer

New CFO with Strong Operational Background to Help Drive the Tech Company’s Transformation

SAN ANTONIO, TX – November 17, 2022 – Rackspace Technology® (NASDAQ: RXT) — a leading end-to-end, multicloud technology solutions company, today announced the appointment of Bobby Molu as Chief Financial Officer, effective January 16, 2023. Molu is filling the Rackspace Technology CFO role following the appointment of Amar Maletira to Chief Executive Officer in September 2022.

“As we continue the transformation of Rackspace Technology, I am thrilled to welcome Bobby to the company. He is a seasoned finance executive with a solid track record of success," said Amar Maletira, CEO, of Rackspace Technology. “Bobby’s global experience and a career spanning two decades in numerous financial leadership roles in the technology industry combined with his strong operational background will be key as we execute our strategy and new operating model, positioning Rackspace to the long-term multicloud market potential.”

Molu joins Rackspace Technology from Mastercard where he was Chief Financial Officer of International Markets overseeing Europe, Asia Pacific, Middle East, Africa, Latin America, and Caribbean markets. Prior to this role, Molu was Chief Financial Officer, Asia Pacific region at Mastercard.

Before joining Mastercard, Molu spent 15 years at Hewlett-Packard in a variety of Finance roles, including Chief Financial Officer of Aruba Networks, where he led the integration of the Aruba acquisition by Hewlett-Packard Enterprise while driving cost efficiencies and revenue growth.

Prior to this role, Molu was the Chief Financial Officer for Enterprise Services- Asia Pacific and Japan where he led the region toward the largest ever year-over-year profit improvement performance. Molu also spent time in Australia and New Zealand, successfully leading the turnaround of the largest sub-region in Asia Pacific Prior to Hewlett-Packard, Molu worked in numerous finance roles with increasing responsibilities at IBM Global Services.

"I'm delighted to be joining the preeminent leader in multicloud solutions and working with Amar and the leadership team to accelerate the journey of delivering profitable revenue growth,” said Molu. “Rackspace Technology’s customer-first, cloud-first focus, coupled with its strong brand, committed employee base and world-class partner ecosystem makes it poised to execute its go-forward strategy and seize the multicloud market opportunity.”

About Rackspace Technology
Rackspace Technology is a leading end-to-end multi-cloud technology services company. We can design, build, and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Media Contact
Natalie Silva
publicrelations@rackspace.com